Proxy Voting/Class Action Litigation

Policies and Procedures

NPC has the authority to vote proxies with respect to securities in client accounts ("Client Securities") over which the Company has voting discretion. In such cases, the Company will cast proxy votes in a manner that is consistent with the best interests of the Company's clients. Where the Company undertakes proxy voting responsibilities on behalf of multiple clients, it shall consider whether it should have different voting policies for some or all of these different clients, depending on the investment strategy and objectives of each client. These proxy voting policies and procedures are designed to deal with the complexities which may arise in cases where the Company’s interests conflict or appear to conflict with the interests of its clients and to provide a copy of proxy voting and these procedures upon client request. NPC will also make available the record of the Company’s votes promptly upon request.

Unless contractually obligated to vote in a certain manner, the Company will reach its voting decisions independently, after appropriate investigation. It does not generally intend to delegate its decision-making or to rely on the recommendations of any third party, although it may take such recommendations into consideration. Where the Company deviates from the guidelines listed below or depends upon a third party to make the decision, the reasons shall be documented. NPC may consult with such other experts, such as CPA’s, investment bankers, attorneys, etc., as it deems necessary to help reach informed decisions.

The CCO is responsible for monitoring the effectiveness of this policy.

NPC generally will monitor proposed corporate actions and proxy issues regarding client securities and may take any of the following actions based on the best interests of its clients: (i) determine how to vote the proxies; (ii) abstain; or (iii) follow the recommendations of an independent proxy voting service in voting the proxies.

In general, the Company will determine how to vote proxies based on reasonable judgment of the vote most likely to produce favorable financial results for its clients. Proxy votes generally will be cast in favor of proposals that maintain or strengthen the shared interests of shareholders.  Proxy votes generally will be cast against proposals having the opposite effect. The Company will always consider each side of each proxy issue.

Non-Voting of Proxies

NPC will generally not vote proxies in the following situations:

•	Where the Company and client have agreed in advance to limit the conditions under which the Company would exercise voting authority;
•	Proxies are received for equity securities where, at the time of receipt, the Company’s position, across all clients that it advises, is less than, or equal to, 1% of the total outstanding voting equity (an "immaterial position"); or
•	Where the Company has determined that refraining is in the best interest of the client, such as when the cost to the client of voting the proxy is greater than the expected benefit of voting (e.g. voting a foreign security that is required to be made in person).

•	Proxies are received for equity securities where, at the time of receipt, the Company’s clients no longer hold that position.

Management Proposals

Absent good reason to the contrary, the Company will generally give substantial weight to management recommendations regarding voting. This is based on the view that management is usually in the best position to know which corporate actions are in the best interests of common shareholders as a whole.

NPC will generally vote for routine matters proposed by issuer management, such as setting a time or place for an annual meeting, changing the name or fiscal year of the company, or voting for directors in favor of the management proposed slate. Other routine matters in which the Company will generally vote along with company management include: the appointment of auditors; fees paid to board members; and change in the board structure. The Company will generally vote along with management as long as the proposal does not:  i) measurably change the structure, management, control or operations of the company; ii) measurably change the terms of, or fees or expenses associated with, an investment in the company; and (iii) the proposal is consistent with customary industry standards and practices, as well as the laws of the state of incorporation applicable to the company. Routine matters may not necessitate the same level of analysis than non-routine matters.

Non-Routine Matters

Non-routine matters include such things as:

•	Amendments to management incentive plans;
•	The authorization of additional common or preferred stock;
•	Initiation or termination of barriers to takeover or acquisition;
•	Mergers or acquisitions;
•	Changes in the state of incorporation;
•	Corporate reorganizations;
•	Term limits for board members; and
•	"Contested" director slates.

In non-routine matters, the Company will attempt to be generally familiar with the questions at issue. Non-routine matters will be voted on a case-by-case basis given the complexity of many of these issues.  When determining how to vote non-routine matters the Company shall conduct an issue-specific analysis, giving consideration to the potential effect on the value of a client’s investments, documentation of the analysis shall be maintained in the Company’s proxy voting files.

Processing Proxy Votes

The CCO will be responsible for determining whether each proxy is for a "routine" matter, as described above, and whether the policy and procedures set forth herein actually address the specific issue. For proxies that are not clearly "routine", the Company, in conjunction with the

CCO, will determine how to vote each such proxy by applying these policies and procedures. Upon making a decision, the proxy will be executed and returned for submission to the issuer. NPC’s proxy voting record will be updated at the time the proxy is submitted.

An independent proxy voting advisory and research firm may be appointed as a "Proxy Service" for voting the Company’s proxies after approval by the CCO.

Periodic Testing

The Company shall evaluate compliance by periodically sampling the proxy votes it casts on behalf of its clients by sampling proxy votes that relate to proposals that are non-routine matters and require more issue-specific analysis (e.g., mergers and acquisition transactions, dissolutions, conversions, or consolidations).

Conflicts of Interest

Conflicts of interest between the Company or a principal of the Company and the Company's clients with respect to a proxy issue conceivably may arise, for example, from personal or professional relationships with an issuer or with the directors, candidates for director, or senior executives of an issuer.

Potential conflicts of interest between the Company and its clients may arise when the Company’s relationships with an issuer or with a related third party actually conflict, or appear to conflict, with the best interests of the Company’s clients.

If the issue is specifically addressed in these policies and procedures, the Company will vote in accordance with these policies. In a situation where the issue is not specifically addressed in these policies and procedures and an apparent or actual conflict exists, the Company shall either: i) delegate the voting decision to an independent third party; ii) inform clients of the conflict of interest and obtain advance consent of a majority of such clients for a particular voting decision; or iii) obtain approval of a voting decision from the Company’s CCO, who will be responsible for documenting the rationale for the decision made and voted.

In all such cases, the Company will make disclosures to clients of all material conflicts and will keep documentation supporting its voting decisions.

If the CCO determines that a material conflict of interest exists, the following procedures shall be followed:

1.	NPC may disclose the existence and nature of the conflict to the client(s) owning the securities, and seek directions on how to vote the proxies;
2.	NPC may abstain from voting, particularly if there are conflicting client interests (for example, where client accounts hold different client securities in a competitive merger situation); or
3.	NPC may follow the recommendations of an independent proxy voting service in voting the proxies.

Disclosure to Clients

A summary of the Company's proxy voting policy will be included in the Company's Disclosure Brochure. The full text of the Company's proxy voting policy will be provided to clients upon request.

Proxy Advisory Firm

When the Company retains a proxy advisory firm to provide research, voting recommendations or voting execution services, the Company shall conduct reasonable oversight to ensure the proxy advisor’s recommendations are consistent with the Company’s proxy voting policies and in the best interest of the Company’s clients and investors. To this end, NPC has engaged Broadridge as a third-party proxy firm. The level of oversight may vary depending on (1) the scope of the investment adviser’s voting authority, and (2) the type of functions and services that the investment adviser has retained the proxy advisory firm to perform.

Periodic Advisory Firm Testing

The Company shall periodically evaluate the proxy services provided by third party providers which should consider the services, recommendations made by the provider and how the provider voted, as applicable, and consider the steps enumerated below.

When conducting oversight of a proxy advisory firm, the Company should consider taking the following steps:

:

•	whether the proxy advisory firm has the capacity and competency to adequately analyze the matters for which the investment adviser is responsible for voting including the adequacy and quality of the proxy advisory firm’s staffing, personnel, and/or technology;
•	the adequacy of disclosures the proxy advisory firm has provided regarding its methodologies in formulating voting recommendations, such that the Company can understand the factors underlying the proxy advisory firm’s voting recommendations;
•	the effectiveness of the proxy advisory firm’s policies and procedures for obtaining current and accurate information relevant to matters included in its research and on which it makes voting recommendations;
•	the Company’s access to the proxy advisory firm’s sources of information and methodologies used in formulating voting recommendations or executing voting instructions;
•	the nature of any third-party information sources that the proxy advisory firm uses as a basis for its voting recommendations;
•	whether the proxy advisory firm has adequate policies and procedures to identify, disclose, and address actual and potential conflicts of interest.

Class Action Lawsuits

From time to time, securities held in the accounts of clients will be the subject of class action lawsuits. NPC has no obligation to determine if securities held by the client are subject to a pending or resolved class action lawsuit. It also has no duty to evaluate a client's eligibility or to submit a claim to participate in the proceeds of a securities class action settlement or verdict. Furthermore, the Company has no obligation or responsibility to initiate litigation to recover damages on behalf of clients who may have been injured because of actions, misconduct, or negligence by corporate management of issuers whose securities are held by clients.

Where the Company receives written or electronic notice of a class action lawsuit, settlement, or verdict directly relating to a client account, it will forward all notices, proof of claim forms, and other materials, to the client. Electronic mail is acceptable where appropriate if the client has authorized contact in this manner.

The Nomura Alternative Income Fund (the “Fund”) has adopted the following Proxy Voting Policy and Procedures (the “Fund’s Policy”), as set forth below, in recognition of the fact that proxy voting is an important component of investment management and must be performed in a dutiful and purposeful fashion in order to advance the best interests of the Fund’s shareholders.

Shareholders of the Fund expect the Fund to vote proxies received from issuers whose voting securities are held by the Fund. The Fund exercises its voting responsibilities as a fiduciary, with the goal of maximizing the value of the Fund and its shareholder’s investments. Nomura Private Capital LLC (the “Adviser”) will seek to ensure that proxies are voted in the best interests of the Fund and its shareholders except where the Fund may be required by law to vote proxies in the same proportion as the vote of all other shareholders (i.e., “echo vote”).

1.	Delegation of Proxy Voting to the Adviser

The Adviser shall vote all proxies relating to securities held by the Fund and, in that connection subject to any further policies and procedures contained herein, shall use proxy voting policies and procedures (“Proxy Policy”) adopted by the Adviser in conformance with Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

2.	Disclosure of Proxy Voting Policy and Procedure in the Fund’s Statement of Additional Information (“SAI”) and Annual Report to Shareholders

The Fund shall include in annual report to shareholders on Form N-CSR, and in any SAI filed with the Securities and Exchange Commission (“SEC”) in connection with a registration statement on Form N-2 a summary of the Proxy Policy. In lieu of including a summary of policy, the Fund may include the policy in full.

3.	Material Conflicts of Interest

If (i) the Adviser knows that a vote presents a material conflict between the interests of: (a) shareholders of the Fund, and (b) the Adviser or any of affiliated persons; and (ii) the Adviser proposes to vote on the particular issue in the manner not prescribed by its Proxy Policy, then the Adviser will follow the material conflict of interest procedures set forth in the Adviser’s Proxy Policy when voting such proxies.

4.	Adviser and Fund CCO Responsibilities

The Fund has delegated proxy voting authority with respect to the Fund’s portfolio securities to the Adviser, as set forth above. Consistent with this delegation, the Adviser is responsible for the following:

•	Implementing written policies and procedures, in compliance with Rule 206(4)-6 under the Advisers Act, reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund owning the portfolio securities voted.
•	Providing a summary of the material changes to a proxy policy during the period covered by the Adviser CCO’s annual compliance report to the Board and to the Fund’s Chief Compliance Officer (“CCO”), and a redlined copy of such Proxy Policy as applicable.
•	The Adviser CCO shall review each applicable Proxy Policy at least annually to ensure compliance with Rule 206(4)-6 under the Advisers Act and appear reasonably designed to ensure that the Adviser votes portfolio securities in the best interest of shareholders of the Fund which owns the portfolio securities voted, as applicable.
5.	Review Responsibilities

The Adviser may retain a proxy-voting service to coordinate, collect, and maintain all proxy-related information.

If the Adviser retains a proxy-voting service, the Adviser will review the Fund’s voting records maintained by the service provider, select a sample of proxy votes from those submitted, and examine them against the proxy voting service files for accuracy of the votes at least annually in regard to adhering to foregoing policy guidelines.

6.	Preparation and Filing of Proxy Voting Record on Form N-PX

The Fund will file its complete proxy voting record with the SEC on Form N-PX annually by August 31 of each year.

The Fund’s Administrator will be responsible for the oversight and completion of the filing of Form N-PX with the SEC. The Fund’s Administrator will file Form N-PX for each twelve-month period ended June 30, and the filing for each year will be made with the SEC on or before August 31 of that year.

7.	Recordkeeping

Documentation of all votes for the Fund will be maintained by the Adviser through a third-party proxy voting service.

Adopted: 1/30/2023